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                                                                  EXHIBIT 10.1


FORM OF AGREEMENT




                                   AGREEMENT


         This Agreement dated as of May 27, 1997 by and between CUC International Inc., a Delaware corporation (the "Company"), and E. Kirk Shelton ("Executive").

         WHEREAS, the Executive and the Company are parties to a certain Agreement dated as of May 15, 1996 (the "Existing Agreement"); and

         WHEREAS, subject to the consummation of the transactions contemplated by the Agreement and Plan of Merger between the Company and HFS Incorporated, a Delaware corporation (the "Merger Partner") dated as of May 27, 1997 (the "Merger Agreement"), whereby the Merger Partner will be merged with and into the Company with the Company being the surviving corporation (the "Merger"), the Company and the Executive wish to make arrangements for the Executive's employment by the Company from and after the Merger;

         WHEREAS, to implement those arrangements, the Executive and the Company wish to make certain further amendments to the Existing Agreement and to restate the Existing Agreement as so amended in its entirety herein for ease of reference, subject to and effective as of and upon the consummation of the Merger.

         NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


                                   SECTION I
                                  EMPLOYMENT

         Subject to the consummation of the Merger, the Company agrees to employ the Executive and the Executive agrees to remain employed by the Company for the Period of Employment as provided in Section III A. below and upon the terms and conditions provided in this Agreement.

                                  SECTION II
                         POSITION AND RESPONSIBILITIES

         During the Period of Employment, the Executive agrees to serve as Senior Executive Vice President of the Company and President and Chief Executive Officer of the CUC division of the Company (regardless of the name by which such division is


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designated), which division is anticipated to include without limitation those operations conducted by the significant subsidiaries of the Company immediately before the Merger, and shall report directly to the Chief
Executive Officer of the Company. During the Period of Employment, the Executive shall serve as a member of the Board of Directors of the Company for the period for which he is and shall from time to time be elected.


                                  SECTION III
                               TERMS AND DUTIES

         A.       PERIOD OF EMPLOYMENT

                  The period of the Executive's employment under this Agreement (the "Period of Employment") will begin on the Closing Date (as defined in the Merger Agreement) and end on the fifth anniversary thereof, subject to extension or termination as provided in this Agreement. On the first anniversary of the Closing Date, and on each subsequent anniversary thereof, the Period of Employment will be automatically extended by an additional year unless prior to such anniversary, the Company shall deliver to the Executive, or the Executive shall deliver to the Company, written notice that the Period of Employment will end at the expiration of the then-existing Period of Employment, including any previous extensions thereof, and will not be further extended except by agreement of the Company and the Executive. The Period of Employment shall continue until the expiration of all automatic extensions unless it is terminated as provided in this Agreement.

         B.       DUTIES

                  During the Period of Employment and except for illness, incapacity or any reasonable vacation periods in any calendar year, the Executive shall devote all of his business time, attention and skill exclusively to the business and affairs of the Company and its subsidiaries. The Executive will not engage in any other business activity and will perform faithfully the duties which may be assigned to him from time to time by the Chief Executive Officer of the Company consistent with Section II of this Agreement. Nothing in this Agreement shall preclude the Executive from devoting time during reasonable periods required for:

                  i. Serving, with the prior approval of the Chairman of the Board, the Chief Executive Officer or the Board of Directors of the Company, as a director or member of a committee



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or organization involving no actual or potential conflict of interest with the
Company;

                   ii. Delivering lectures and fulfilling speaking engagements;

                  iii.     Engaging in charitable and community activities; and

                   iv. Investing his personal assets in such form or manner that will not violate this Agreement or require services on the part of the Executive in the operation or affairs of the companies in which those investments are made.

The activities described in clauses i, ii and iii, above will be allowed as long as they do not materially affect or interfere with the performance of the Executive's duties and obligations to the Company.


                                  SECTION IV
                           COMPENSATION AND BENEFITS

                  The Company acknowledges that the Merger will constitute a "Change of Control" for purposes of the Existing Agreement and for purposes of the Company's 1996 Executive Retirement Plan, with the result that subject to the limitation set forth in Section XI.B. below, upon the consummation of the Merger, (i) all stock options held by the Executive will become fully vested and any restrictions on any shares of restricted stock held by the Executive will lapse and (ii) 75% of the Executive's "Target Value" under the 1996 Executive Retirement Plan will become payable to the Executive in cash. The Company shall pay the amount due under the 1996 Executive Retirement Plan upon consummation of the Merger by wire transfer of immediately available funds to one or more accounts designated by the Executive. The Company also acknowledges that, upon consummation of the Merger, grounds for a "Constructive Discharge" will have occurred under the Existing Agreement, with the result that the Executive will have the right to resign his employment at any time and receive certain severance benefits. Notwithstanding the foregoing (and without waiving the vesting and payments under clauses (i) and (ii) above), the Executive hereby waives his right to claim Constructive Discharge for purposes of the Existing Agreement as a result of the consummation of the Merger or any event or circumstance contemplated thereby and all of his rights to receive severance benefits pursuant to the Existing Agreement in return for the rights provided in this Agreement.




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 A.      COMPENSATION

                  For all services rendered by the Executive pursuant to this Agreement during the Period of Employment, including services as an executive, officer, director or committee member of the Company or any subsidiary of the Company, the Executive shall be compensated as follows:

                  I.         BASE SALARY

                             The Company shall pay the Executive a fixed
base salary ("Base Salary") of not less than $650,000 per annum, subject to annual increases as the Company deems appropriate, in accordance with the Company's customary procedures regarding the salaries of senior officers. Annual increases in Base Salary, once granted, shall not be subject to revocation. Base Salary shall be payable according to the customary payroll practices of the Company but in no event less frequently than once each month.

                  II.        ANNUAL INCENTIVE AWARDS

                             The Executive will be eligible for discretionary
annual incentive compensation awards; provided, that the Executive will be eligible to receive an annual bonus for each fiscal year that ends after the date of the Merger Agreement and before the end of the Period of Employment based upon a target bonus of $650,000 (each such bonus, an "Incentive Compensation Award").

                  III.       LONG-TERM INCENTIVE AWARDS

                             As of the Closing Date, the Company will grant
the Executive Non-Qualified Stock Options (the "Initial Options") with respect to 1.8 million shares of common stock of the Company at fair market value on the grant date, vesting in four equal installments on each of the first four anniversaries of the Closing Date.


         B.       ADDITIONAL BENEFITS

                    i. In addition, the Executive will be entitled to participate in all other compensation or employee benefit plans or programs and receive all benefits and perquisites for which salaried employees of the Company generally are eligible under any plan or program now or later established by the Company on the same basis as similarly situated senior executives of the Company. The Executive will participate to the extent permissible under the terms and provisions of such plans or programs, in accordance with program provisions. These include any group


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hospitalization, health, dental care, life or other insurance, savings, thrift and profit sharing plans, termination pay programs, sick leave plans, travel or accident insurance, disability insurance, company auto allowance or auto lease plans, and contingent compensation plans, including capital accumulation programs and stock option plans, which the Company may establish. Nothing in this Agreement will preclude the Company from amending or terminating any of the plans or programs applicable to salaried employees or senior executives as long as such amendment or termination is applicable to all salaried employees or senior executives, as the case may be. The Company will furnish to the Executive long-term disability insurance in an amount not less than sixty percent (60%) of Base Salary. The Company will reimburse the Executive for the cost of an annual physical examination of the Executive by a physician selected by the Executive. The Company will also furnish to the Executive (or reimburse the Executive for) personal financial, investment or tax advice in an amount not to exceed $4,500 per year.

                  ii. The Executive will be entitled to a minimum of four (4) weeks of paid vacation annually.


                                   SECTION V
                               BUSINESS EXPENSES

         The Company will reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement. The Executive shall comply with such limitations and reporting requirements with respect to expenses as may be established from time to time.


                                  SECTION VI
                                  DISABILITY

         A. I. If the Executive becomes Disabled, as defined below, during the Period of Employment, the Period of Employment may be terminated at the option of the Executive upon notice of resignation to the Company or at the option of the Company upon notice of termination to the Executive. "Disabled" means a determination by an independent competent medical authority that the Executive is unable to perform his duties under this Agreement and in all reasonable medical likelihood such inability will continue for a period in excess of one hundred and eighty (180) days. Unless otherwise agreed by the Executive and the Company, the independent medical authority

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shall be selected by the Executive and the Company each selecting a board-certified licensed physician and the two physicians selected designating an independent medical authority, whose determination that the Executive is Disabled shall be binding upon the Company and the Executive. In such event, until the Executive reaches the age of sixty-five (65) (or such earlier date on which he is no longer Disabled), the Company shall continue to pay the Executive sixty percent (60%) of his Base Salary as in effect at the time of the termination minus the amount of any disability payments the Executive may receive under any long-term disability insurance maintained by the Company. Such amount shall be payable as provided in Section IV.A hereof. Earned but unpaid Base Salary and earned but unpaid incentive compensation awards will be paid in a lump sum at the time of such termination. No incentive compensation shall be deemed earned within the meaning of this Agreement until the Executive is informed in writing as to the amount of such incentive compensation the Executive is to be awarded as to a particular period.

                  ii. The Company will also continue the benefits and perquisites described in this Agreement for a period of sixty (60) months subsequent to any such termination.

                  iii. In the event of any such termination, all unvested stock options held by the Executive shall become fully vested on the date of such termination and shall remain fully exercisable until the applicable expiration dates contained in the applicable stock option agreements pursuant to which such stock options were granted.

                  iv. In the event of any such termination, any restrictions on any shares of restricted stock issued to the Executive prior to such termination shall lapse on the date of such termination.

         B. During the period the Executive is receiving payments of either regular compensation or disability insurance described in this Agreement and as long as he is physically and mentally able to do so without undue burden, the Executive will furnish information and assistance to the Company as reasonably requested and from time to time will make himself reasonably available to the Company to undertake assignments consistent with his prior position with the Company and his physical and mental health. During the disability period, the Executive is responsible and reports directly to the Company's Chief Executive Officer. If the Company fails to make a payment or provide a benefit required as part of this Agreement, the Executive's obligation to furnish information and assistance will end.




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                                  SECTION VII
                                     DEATH

         In the event of the death of the Executive during the Period of Employment, the Period of Employment shall end and the Company's obligation to make payments under this Agreement shall cease as of the date of death, except for earned but unpaid Base Salary and any earned but unpaid incentive compensation awards, which will be paid to the Executive's surviving spouse, estate or personal representative, as applicable, in a lump sum within sixty
(60) days after the date of the Executive's death. The Executive's designated beneficiary will be entitled to receive the proceeds of any life or other insurance or other death benefit programs provided in this Agreement. The Company will also continue the benefits and perquisites described in this Agreement for the benefit of Executive's beneficiaries and surviving family for a period of thirty-six (36) months commencing on the Executive's death. Any stock options held by the Executive shall become fully vested on the date of the Executive's death and shall remain fully exercisable until the applicable expiration dates contained in the applicable stock option agreements pursuant to which such stock options were granted. Any restrictions on any shares of restricted stock held by the Executive at the time of Executive's death shall lapse on the date of the Executive's death.


                                 SECTION VIII
                      EFFECT OF TERMINATION OF EMPLOYMENT

         A. Without Cause Termination or Constructive Discharge Before January 1, 2002. If the Executive's employment terminates due to either a Without Cause Termination or a Constructive Discharge, as defined below, before January 1, 2002, the Company shall immediately provide the Executive (or his surviving spouse, estate or personal representative, as applicable) with the following described in (x) and (y) below (in addition to any payments or benefits that may be due under Paragraphs B. and D. below):

                  (x) $12,500,000 in cash, by wire transfer of immediately available funds to one or more accounts designated by the Executive, and

                  (y) stock options to purchase common stock of the Company with a Black-Scholes value of $7,500,000 on the date of termination, such options to have terms and conditions no less favorable than the most favorable such options granted to any


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executive of the Company or the Merger Partner during the 12-month period ending on the date of such Without Cause Termination or Constructive Discharge, as applicable; provided, that such options shall be fully vested upon grant and shall remain exercisable for their entire terms without regard to any termination of the Executive's employment.

         B. Without Cause Termination and Constructive Discharge Generally. If the Executive's employment terminates due to either a Without Cause Termination or a Constructive Discharge, as defined below, whether before, on or after January 1, 2002, or if the Executive resigns at any time for any reason, the Company shall immediately pay the Executive (or his surviving spouse, estate or personal representative, as applicable) upon such Without Cause Termination, Constructive Discharge or resignation (in addition to any cash payments and stock option grants that may be required pursuant to Paragraph A. of this Section) in a lump sum an amount equal to five hundred percent (500%) of the sum of (i) his Base Salary as in effect at the time of such termination (without regard to any reduction thereof in violation of Paragraph A.i. of Section IV hereof) and (ii) the higher of (A) the highest of the annual bonuses and/or Incentive Compensation Awards paid or payable to the Executive with respect to each of the last three years ended on or before such termination, and (B) $520,000 (such higher amount, the "Highest Bonus"). Earned but unpaid Base Salary and earned but unpaid Incentive Compensation Awards also will be paid in a lump sum at the time of such termination. The benefits and perquisites described in this Agreement will be continued for thirty-six (36) months following such termination. In the event of such a Without Cause Termination or Constructive Discharge, any unvested options held by the Executive (including without limitation the Initial Options) shall become fully vested on the date of such termination, and shall remain exercisable for the remainder of their term without regard to such termination, and any restrictions on any shares of restricted stock held by the Executive shall lapse on the date of such termination, in each case notwithstanding anything to the contrary in any applicable stock option or restricted stock agreements. In the event of any such resignation, any unvested stock options held by the Executive that would have vested during the thirty-six (36) months following the date of such resignation (including without limitation the Initial Options) shall become fully vested on the date of such resignation and shall remain exercisable for the remainder of their term without regard to such resignation, and any restrictions on any shares of restricted stock held by the Executive that would have lapsed during the thirty-six (36) months following the


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date of such resignation shall lapse on the date of such resignation, in each case notwithstanding anything to the contrary in any applicable stock option or restricted stock agreements.

         C. Termination for Cause. If the Executive's employment terminates due to a Termination for Cause, earned but unpaid Base Salary and any earned but unpaid Incentive Compensation Awards will be paid to the Executive in a lump sum within sixty (60) days of such termination.

         D. Termination Generally. Upon the termination of the Executive's employment for any reason, then notwithstanding Section XI B. or any other provision hereof, any unvested stock options held by the Executive that would have vested during the thirty-six (36) months following the date of such termination (including without limitation the Initial Options) shall be deemed fully vested on the date of such termination, and shall remain exercisable for the remainder of their term without regard to such termination. In addition, upon the termination of the Executive's employment at any time for any reason then notwithstanding any provision hereof but subject to Section XI B.: (i) all unvested stock options held by the Executive that were granted before the Closing Date shall become fully vested on the date of such termination and shall remain fully exercisable until the applicable expiration dates contained in the applicable stock option agreements pursuant to which such stock options were granted; (ii) any restrictions on any shares of restricted stock issued to the Executive prior to the Closing Date shall lapse on the date of such termination; and (iii) any amounts that became payable to the Executive upon the Merger pursuant to Section 6.1 of the Company's 1996 Executive Retirement Plan (determined without regard to Section 6.2 thereof) but have not previously been paid shall be paid in full.

         E. Definitions. For this Agreement, the following terms have the following meanings:

                    i. "Termination for Cause" means termination of the Executive's employment by the Company upon a good faith determination by the Board of Directors, by written notice to the Executive specifying the event relied upon for such termination, due to the Executive's serious, willful misconduct with respect to his duties under this Agreement (including but not limited to conviction for a felony or perpetration of a common law fraud) which has resulted or is likely to result in material economic damage to the Company and which, in any such case, is not cured (if such is capable of being cured) within thirty (30) days after written notice thereof to the Executive.



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                  ii. "Constructive Discharge" means termination of the
Executive's employment by the Executive due to the termination of Walter A. Forbes' employment by the Company or Mr. Forbes for any reason before January 1, 2002 or a failure of the Company for any reason to appoint and maintain Walter A. Forbes as Chief Executive Officer of the Company for the whole of the year 2000 and 2001; or failure of the Company to assign to the Executive, from and after January 1, 2000, duties and responsibilities with respect to the combined operations of the Company and the Merger Partner that are substantially the same as his duties and responsibilities with respect to the operations of the Company as in effect as of the date of this Agreement; or the appointment of any individual other than the Executive, Walter A. Forbes or, prior to January 1, 2000, Henry R. Silverman as the President or Chief Operating Officer of the Company or to any other position reporting directly to the Chief Executive Officer of the Company which position has a rank or status higher than that of the Executive; or a failure of the Company to fulfill its obligations under this Agreement in any material respect (including without limitation any reduction of the Executive's Base Salary, as the same may be increased during the Period of Employment, or other compensation); or failure to appoint or reappoint the Executive to any of the positions required by Section II hereof; or the failure of the Executive to report directly to either the Chairman of the Company's Board of Directors or Chief Executive Officer; or other material change by the Company in the functions, duties or responsibilities of the Executive's position which would reduce the ranking or level, dignity, responsibility, importance or scope of such position; or any relocation of the Executive to a place of employment that is more than 15 miles from the city limits of Stamford, Connecticut. The Executive will provide the Company a written notice which describes the circumstances being relied on for the termination with respect to this Agreement within ninety (90) days after the event giving rise to the notice. The Company will have thirty (30) days after receipt of such notice to remedy the situation prior to the termination for Constructive Discharge.

                  iii. "Without Cause Termination" or "terminated Without Cause" means termination of the Executive's employment by the Company other than due to death, disability, or Termination for Cause. Without limiting the generality of the foregoing, the Executive shall be deemed to have been terminated Without Cause if the Company provides notice to the Executive pursuant to Section III A. of this Agreement that the Period of Employment will end at the expiration of the then-existing Period of Employment.




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                                  SECTION IX
                         OTHER DUTIES OF THE EXECUTIVE
                   DURING AND AFTER THE PERIOD OF EMPLOYMENT

         A. The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in his possession and fully cooperate with the Company and its affiliates as may be requested in connection with any claims or legal action in which the Company or any of its affiliates is or may become a party.

         B. The Executive recognizes and acknowledges that all information pertaining to this Agreement or to the affairs; business; results of operations; accounting methods, practices and procedures; members; acquisition candidates; financial condition; clients; customers or other relationships of the Company or any of its affiliates ("Information") is confidential and is a unique and valuable asset of the Company or any of its affiliates. Access to and knowledge of certain of the Information is essential to the performance of the Executive's duties under this Agreement. The Executive will not during the Period of Employment or thereafter, except to the extent reasonably necessary in performance of his duties under this Agreement, give to any person, firm, association, corporation, or governmental agency any Information, except as may be required by law. The Executive will not make use of the Information for his own purposes or for the benefit of any person or organization other than the Company or any of its affiliates. The Executive will also use his best efforts to prevent the disclosure of this Information by others. All records, memoranda, etc. relating to the business of the Company or its affiliates, whether made by the Executive or otherwise coming into his possession, are confidential and will remain the property of the Company or its affiliates.

         C.         i.     During the Period of Employment and for a
twenty-four (24) month period thereafter (the "Restricted Period"), irrespective of the cause, manner or time of any termination, the Executive will not use his status with the Company or any of its affiliates to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship to the Company or any of its affiliates.

                   ii. During the Restricted Period, the Executive will not make any statements or perform any acts intended to or which may have the effect of advancing the interest of any existing or prospective competitors of the Company or any of its affiliates or in any way injuring the interests of the Company or any of its affiliates. During the Restricted Period, the



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Executive, without prior express written approval by the Board of Directors of the Company, will not engage in, or directly or indirectly (whether for compensation or otherwise) own or hold proprietary interest in, manage, operate, or control, or join or participate in the ownership, management, operation or control of, or furnish any capital to or be connected in any manner with, any party which competes in any way or manner with the business of the Company or any of its affiliates, as such business or businesses may be conducted from time to time, either as a general or limited partner, proprietor, common or preferred shareholder, officer, director, agent, employee, consultant, trustee, affiliate, or otherwise. The Executive acknowledges that the Company's and its affiliates' businesses are conducted nationally and internationally and agrees that the provisions in the foregoing sentence shall operate throughout the United States and the world.

                  iii. During the Restricted Period, the Executive, without express prior written approval from the Board of Directors, will not solicit any members or the then-current clients of the Company or any of its affiliates for any existing business of the Company or any of its affiliates or discuss with any employee of the Company or any of its affiliates information or operation of any business intended to compete with the Company or any of its affiliates.

                   iv. During the Restricted Period, the Executive will not meddle with the employees or affairs of the Company or any of its affiliates or solicit or induce any person who is an employee of the Company or any of its affiliates to terminate any relationship such person may have with the Company or any of its affiliates, nor shall the Executive during such period directly or indirectly engage, employ or compensate, or cause or permit any person with which the Executive may be affiliated, to engage, employ or compensate, any employee of the Company or any of its affiliates. The Executive hereby represents and warrants that the Executive has not entered into any agreement, understanding or arrangement with any employee of the Company or any of its affiliates pertaining to any business in which the Executive has participated or plans to participate, or to the employment, engagement or compensation of any such employee.

                    v. For the purposes of this Agreement, proprietary interest means legal or equitable ownership, whether through stock holding or otherwise, of an equity interest in a business, firm or entity or ownership of more than 5% of any class of equity interest in a publicly-held company and the term "affiliate" shall include without limitation all subsidiaries and licensees of the Company.



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         D. The Executive hereby acknowledges that damages at law may be an insufficient remedy to the Company if the Executive violates the terms of this Agreement and that the Company shall be entitled, upon making the requisite showing, to preliminary and/or permanent injunctive relief in any court of competent jurisdiction to restrain the breach of or otherwise to specifically enforce any of the covenants contained in this Section IX without the necessity of showing any actual damage or that monetary damages would not provide an adequate remedy. Such right to an injunction shall be in addition to, and not in limitation of, any other rights or remedies the Company may have. Without limiting the generality of the foregoing, neither party shall oppose any motion the other party may make for any expedited discovery or hearing in connection with any alleged breach of this Section IX.

         E. The period of time during which the provisions of this Section IX shall be in effect shall be extended by the length of time during which the Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company's application for injunctive relief.

         F. The Executive agrees that the restrictions contained in this
Section IX are an essential element of the compensation the Executive is granted hereunder and but for the Executive's agreement to comply with such restrictions, the Company would not have entered into this Agreement.


                                   SECTION X
                          INDEMNIFICATION; LITIGATION

         A. The Company will indemnify the Executive to the fullest extent permitted by the laws of the state of the Company's incorporation in effect at that time, or the certificate of incorporation and by-laws of the Company, whichever affords the greater protection to the Executive. The Executive will be entitled to any insurance policies the Company may elect to maintain generally for the benefit of its officers and directors against all costs, charges and expenses incurred in connection with any action, suit or proceeding to which he may be made a party by reason of being a director or officer of the Company.

         B. In the event of any litigation or other proceeding between the Company and the Executive with respect to the subject matter of this Agreement, the Company shall reimburse the Executive for all costs and expenses related to the litigation

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or proceeding, including attorney's fees and expenses, providing that the litigation or proceeding results in either settlement requiring the Company to make a payment to the Executive or judgment in favor of the Executive.


                                  SECTION XI
                               CHANGE IN CONTROL

         A. In the event that there is a Change in Control, as defined below, other than in connection with the Merger, all unvested stock options held by the Executive shall immediately upon such Change in Control become fully vested and shall remain exercisable until the applicable expiration dates contained in the applicable stock option agreements pursuant to which such stock options were granted, and all restrictions on any shares of restricted stock held by the Executive shall lapse immediately upon such Change in Control, in each case whether or not the Executive resigns. The Executive shall not be entitled to receive any duplicative payments as a result of the implementation of the provisions of this Section XI.

         B. i. In the event that the accelerated vesting of the Executive's stock options and restricted stock and/or the payment of benefits to the Executive pursuant to the terms of the Company's 1996 Executive Retirement Plan, in each case upon the consummation of the Merger and/or any payments or benefits that become due under this Agreement as a result of the Executive's voluntary resignation before the six-month anniversary of the Closing Date (the "Merger Payments") would, in the opinion of independent tax counsel selected by the Company and reasonably acceptable to the Executive ("Tax Counsel"), be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (in whole or in part), as determined as provided below, the Merger Payments shall be reduced (but not below zero) until no portion of the Merger Payments would be subject to the Excise Tax. For purposes of this limitation, (a) no portion of the Merger Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing shall be taken into account, (b) only the portion of the Merger Payments which in the opinion of Tax Counsel constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code shall be taken into account, (c) the Merger Payments shall be reduced only to the extent necessary so that the Merger Payments would not be subject to the Excise Tax, in the opinion of Tax Counsel, and (d) the value of any noncash benefit or any deferred payment or benefit included in such Merger Payments shall be determined by the Tax Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. If any reduction in Merger


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Payments is necessary to satisfy this Paragraph, the Executive shall be entitled, at any time by written notice to the Company, to reduce the amount of any Merger Payment otherwise payable to him (including, without limitation by waiving, in whole or in part, the accelerated vesting under this Agreement of options previously granted Executive), and to select from among the Merger Payments those to be so reduced in order to satisfy the limitations of this Paragraph, and the Company shall reduce the amount of such Merger Payments accordingly. Any options the vesting of which would have otherwise accelerated but for the provisions of this Paragraph shall continue to vest in accordance with their respective terms, and shall, upon such vesting, remain exercisable until the applicable expiration dates contained in the applicable stock option agreements pursuant to which such stock options were granted, whether or not the Executive's employment is terminated.

                  ii. If it is established pursuant to an opinion of Tax Counsel or a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of the Executive and the Company in applying the terms of this Paragraph B., any Merger Payments paid to the Executive or for his benefit exceeded the limitation contained in Paragraph B. hereof, then the Executive shall pay to the Company, within 60 days of receipt of notice of such final determination or opinion, an amount equal to the sum of (a) the excess of the Merger Payments paid to him or for his benefit over the maximum Merger Payments that should have been paid to or for his benefit taking into account the limitations contained in this Paragraph B. and (b) interest on the amount set forth in clause (a) of this sentence at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of his receipt of such excess until the date of such payment; provided, however, that (x) he shall not be required to make any payment to the Company pursuant to this Paragraph B.ii., (1) if such final determination requires the payment by him of an Excise Tax by reason of any Merger Payment or portion thereof or (2) in the case of the opinion of Tax Counsel, until the expiration of the application statute of limitations or a final determination of a court or an Internal Revenue Service proceeding that no Excise Tax is due and (y) he shall only be required to make a payment to the Company pursuant to this Paragraph B.ii. to the extent such payment is deductible (or excludable from income) for federal income tax purposes.

                  iii. If it is established pursuant to an opinion of Tax Counsel or a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of the Executive and the Company in applying the terms of Paragraph B.i. hereof, any Merger Payments paid to him or for his benefit were in an amount less than the maximum Merger Payments which could be payable to him without such payments being subject to the Excise Tax, then the Company shall pay to him, within ninety days of receipt of notice of such final determination or opinion, an amount equal to the sum of (a) the excess, if any, of the payments that should have been paid to him or for his benefit over the payments paid to or for his benefit and (b) interest on the amount set forth in clause (a) of this sentence at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of his non-receipt of such excess until the date of such payment.

         C. A "Change in Control" shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of fifty-one percent (51%) or more of the outstanding voting securities of the Company,
(ii) the Company or any subsidiary thereof shall be merged with or into or consolidated with another corporation and as a result of such merger or consolidation less than seventy-five percent (75%) of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company, (iii) the Company shall sell substantially all of its assets to another corporation which is not a wholly-owned subsidiary of the Company, (iv) a person, within the meaning of
Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Securities Exchange Act of 1934, as amended, shall acquire twenty-five percent (25%) or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record) or (v) any other event shall take place that a majority of the Board of Directors of the Company, in its sole discretion, shall determine constitutes a "Change in Control" for the purposes hereof. For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the date hereof) pursuant to the Securities Exchange Act of 1934, as amended.

         D. i. Anything in this Agreement or in any other plan, program or agreement to the contrary notwithstanding and except as set forth below, in the event that after taking into account any reduction in the Merger Payments required pursuant to Paragraph B. above, it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including without limitation the Merger Payments as reduced (if required) pursuant to Paragraph B. above, but determined without regard to any additional payments required under this
Section XI D.) (a "Payment") would be subject to the excise tax imposed by

Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section XI D.i., if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the "Reduced Amount") that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

                   ii. Subject to the provisions of Section XI D.iii., all determinations required to be made under this Section XI D., including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP or such other certified public accounting firm as may be designated by the Executive and reasonably acceptable to the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt a request therefor from the Executive or the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section XI D., shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to

Section XII D.iii. and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                  iii. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                    a) give the Company any information reasonably requested by the Company relating to such claim,

                    b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                    c) cooperate with the Company in good faith in order effectively to contest such claim, and

                    d) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section XI D.iii., the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  iv. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section XI D., the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section XI D.iii.) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section XI D.iii., a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                  v. Except as specifically provided in Paragraph B. above or in this Paragraph D., no provision in any plan, program or agreement (including without limitation the Company's 1996 Executive Retirement Plan and any and all stock option and restricted stock plans and agreements) that may require the Executive to forego or defer any payments or other benefits as a result of their possible treatment as "excess parachute payments" under
Section 280G of the Code shall have any application to any payments or other benefits provided pursuant to this Agreement.


                                  SECTION XII
                                  MITIGATION

         The Executive shall not be required to mitigate the amount of any payment provided for hereunder by seeking other employment or otherwise, nor shall the amount of any such payment be reduced by any compensation earned by the Executive as the result of employment by another employer after the date the Executive's employment hereunder terminates.


                                 SECTION XIII
                               WITHHOLDING TAXES

         The Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.


                                  SECTION XIV
                          EFFECT OF PRIOR AGREEMENTS

         From and after the Closing Date, this Agreement shall supersede any prior employment agreement between the Company and the Executive hereof and, subject to the consummation of the Merger, any such prior employment agreement shall be deemed terminated without any remaining obligations of either party thereunder. This Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided (other than in the Existing Agreement) and not expressly provided in this Agreement.


                                  SECTION XV
                    CONSOLIDATION, MERGER OR SALE OF ASSETS

         Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or sale of assets the term "the Company" will mean the other corporation and this Agreement shall continue in full force and effect. Without limiting the generality of the foregoing, except where the context otherwise requires, the term "Company" shall refer to the Company both before and after the Merger.

                                  SECTION XVI
                                 MODIFICATION

         This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.


                                 SECTION XVII
                            LIFE INSURANCE POLICIES

         A. The Executive owns insurance policies nos. 3022608, 2909164, and 2993536 with Guardian Life Insurance Company of America ("Guardian"), policies nos. 1046440 and 1074718 with Security Mutual Life Insurance Company of New York ("Security") and policy no. 2636034 with Canada Life ("Canada") (the Guardian, Security and Canada policies are referred to herein as the "Policies"). The Policies provide a death benefit equal to the cash surrender value of the Policies. The Executive has the right to name a beneficiary for all of the death benefits, subject to the rights of the Company under the Prior Life Insurance Agreements described below in Paragraph F. of this
Section XVII. As part of the compensation paid by the Company to the Executive pursuant to this Agreement, the Company has advanced certain premium payments on the Policies through the date hereof.

         B. In consideration of the services performed by the Executive pursuant to this Agreement, the Company agrees to advance annual premium payments for the Policies, in the aggregate, in the amount of approximately $285,000 or such other annual amount as may be agreed to in writing between the Company and the Executive per year (the "Required Premiums") through the calendar year in which the Executive attains age sixty (60) regardless of whether the Executive is employed by the Company at the time the premiums are paid; provided, however, that the Required Premiums made by the Company shall cease in the event the Executive breaches any of the Covenants contained in
Section IX hereof (the "Covenants").

         C. In consideration of the Required Premiums to be advanced annually by the Company pursuant to this Section XVII, whether or not the Executive is employed by the Company pursuant to this Agreement, the Executive agrees not to breach the Covenants.

         D. In further consideration of the premiums to be advanced annually by the Company, the Executive further agrees that between the date hereof and until the date the Executive attains age sixty (60), the Executive may not withdraw any amount (either as a Policy loan or a withdrawal of cash surrender value) from the Policies.

         E. The Policies have been transferred by the Executive to the escrow agent agreed to by the Executive and the Company (the "Escrow Agent") pursuant to the escrow agreement dated as of February 1, 1996 between the Company, the Executive and the Escrow Agent annexed hereto as Exhibit A (the "Escrow Agreement"). In the event the Executive violates the Covenants prior to the Executive attaining age sixty (60), the Executive shall forfeit any interest in the Policies, and the Escrow Agent shall transfer the Policies to the Company, subject to the provisions of the Escrow Agreement. The Executive has executed an assignment agreement ("Assignment Agreement"), annexed hereto as Exhibit B, to reflect the obligation of the Executive to transfer the Policies to the Company in such event, and the Assignment Agreement shall be held in escrow by the Escrow Agent. Upon the Executive having attained age sixty (60) without having violated any of the Covenants, the Escrow Agent shall return the Policies to the Executive, and the Executive shall hold all right, title and interest in and to the Policies, without regard to the terms of the Covenants, but subject to the New Collateral Assignments described in Paragraph F of this Section XVII below.

         F. Pursuant to collateral assignment agreements dated December 13, 1988 and August 13, 1991, the Executive has assigned to the Company an interest in the Policies issued by Security equal to the premiums advanced by the Company. Pursuant to collateral assignment agreements dated June 2, 1988, the Executive has assigned to the Company an interest in the Policies issued by Guardian equal to the premiums advanced by the Company. These agreements are referred to herein collectively as the "Prior Life Insurance Agreements." New collateral assignments have been entered into between Guardian, Security and Canada (respectively), the Company and the Executive, copies of which are annexed hereto as Exhibit C ("New Collateral Assignments"). Each provides that the Company shall have an interest in such respective Policies equal to the premiums advanced by the Company. The New Collateral Assignments shall supersede the Prior Life Insurance Agreements.

         G. During the term of this Agreement and further provided that the Executive does not breach the terms of the Covenants before his attainment of age sixty (60), in the event that the Company fails to make Required Premium payments for the Policies for any calendar year by December 31st of such year (the "Default Date"), the Company's right under any or all of the New Collateral Assignments to be repaid from the cash surrender value of the Policies, in respect of the premiums advanced by the Company to the Executive, shall be reduced by the shortfall (unless otherwise subsequently advanced by the Company) with interest at the rate of seven percent (7%) per annum (without regard to which Policy there is a failure to pay). Such interest shall be calculated from the Default Date to the earlier of the (a) date the Company advances Required Premiums with respect which there is a shortfall and certifies to the Executive that such payment is being made to make up for the shortfall, or (b) date of withdrawal of premiums advanced by the Company pursuant to the New Collateral Assignment. For purposes of the preceding sentence, the Executive may request a reduction from any Policy of the premiums to be repaid to the Company pursuant to the New Collateral Assignments.

         H. In the event the Executive breaches any of the Covenants after attaining age sixty (60), the Company may seek an injunction in a court of competent jurisdiction barring the Executive from breaching such Covenants.


                                 SECTION XVIII
                                 GOVERNING LAW

         This Agreement has been executed and delivered in the State of Connecticut and its validity, interpretation, performance and enforcement shall be governed by the internal laws of that state without giving effect to the conflicts of laws provisions thereof.


                                  SECTION XIX
                                  ARBITRATION

         A. Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement (other than with respect to the matters covered by Section IX for which the Company may, but shall not be required to, seek injunctive relief) shall be finally settled by binding arbitration in accordance with the

Federal Arbitration Act (or if not applicable, the applicable state arbitration law) as follows: Any party who is aggrieved shall deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice may be submitted to arbitration in New York, New York, to Jams/Endispute, before a single arbitrator appointed in accordance with the arbitration rules of Jams/Endispute, modified only as herein expressly provided. After the aforesaid twenty (20) days, either party, upon ten (10) days notice to the other, may so submit the points in dispute to arbitration. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

         B. The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.

         C. Except as otherwise provided in this Agreement, the arbitrator will be authorized to apportion its fees and expenses and the reasonable attorneys' fees and expenses of any such party as the arbitrator deems appropriate. In the absence of any such apportionment, the fees and expenses of the arbitrator will be borne equally by each party, and each party will bear the fees and expenses of its own attorney.

         D. The parties agree that this Section XIX has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this Section XIX shall be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

         E. The parties shall keep confidential, and shall not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.

                                  SECTION XX
                                   SURVIVAL

         Sections V, VI, VII, VIII, IX, X, XI, XII, XVII, XVIII, XIX and XXI shall continue in full force in accordance with their respective terms notwithstanding any termination of the Period of Employment.


                                  SECTION XXI
                                 SEPARABILITY

         All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                                              CUC INTERNATIONAL INC.


                                              By:
                                                 ------------------------------
                                                      Walter A. Forbes


----------------------------
E. Kirk Shelton